PROXY STATEMENT

                               NOTICE OF MEETING


                                     DynCorp

              AMENDED NOTICE OF 1999 ANNUAL MEETING OF STOCKHOLDERS


The Annual Meeting of Stockholders of DynCorp, a Delaware corporation, will be held at the principal executive offices of the Company, 2000 Edmund Halley Drive, Reston, Virginia 20191, at 10:00 a.m., eastern daylight time, Wednesday, July 28, 1999, to consider and take action on the following:

     1. Election of Russell E. Dougherty to serve as a Class II director for a one-year term and H. Brian Thompson and Herbert S. Winokur, Jr. to serve as Class II directors for three-year terms;

     2. Ratification of Arthur Andersen LLP as independent public accountants for 1999; and

     3. To act on such other business as is properly before the meeting.

Your Board of Directors recommends a vote "FOR" election of the nominees and "FOR" ratification of the independent public accountants.

Please mail your voting card in the envelope furnished with the voting card. It must reach the addressee no later than the close of business, Monday, July 26, 1999, in order for the votes or instructions to be counted.

The voting instructions discussed in this proxy statement are being solicited on behalf of the Board of Directors of the Company. The proxy statement, voting cards, and the Company's 1998 Annual Report are being distributed on or about July 8, 1999.

                                     By Order of the Board of Directors,


                                     H. Montgomery Hougen
                                     Vice President & Corporate Secretary

July 8, 1999

     Important: To ensure that your vote is counted at the Annual Meeting, you are urged to sign and return the enclosed voting card today.

                                 PROXY STATEMENT

                                TABLE OF CONTENTS



Question                                                                   Page
What is a voting card?.......................................................1
What is a proxy statement?...................................................1
Who will receive this proxy statement?.......................................1
Who can vote?................................................................1
How can I vote shares in my ESOP or SARP account?............................1
What happens if I do not vote my ESOP or SARP shares?........................2
What about my ESPP shares?...................................................2
How do I vote?...............................................................2
How do I mark the voting card?...............................................2
Who will count the vote?.....................................................2
How many votes are necessary to adopt a proposal?............................2
Is my vote confidential?.....................................................3
What does it mean if I get more than one voting card?........................3
Who owns the Company's common stock?........................  ...............3
Who pays for this proxy solicitation?........................................3
How do I receive an Annual Report?...........................................3
Can I revoke or change my voting card?........................ ..............4
What directors am I voting on?...............................................4
What are independent public accountants?.....................................4
What is the purpose of my vote?..............................................5
Who are the other directors?.................................................5
Who are the other executive officers of the Company?.........................6
Does the Board of Directors have any standing committees?....................7
Who determines executive compensation amounts?................. .............8
What is the relationship between the members of the Compensation
 Committee and the Company?..................................................8
What reports must the Compensation Committee make about compensation?........8
Are directors paid for their duties?.........................................9
Do directors receive other forms of compensation?............................9
What is the compensation of the named executive officers?...................10
Are there any employment contracts between the named executive officers and the Company?...........................................................12
What is the Board's policy about stock ownership by executives?.............12
How do employees acquire stock?.............................................12
How does our stock performance compare with others?.........................13
Who are the largest stockholders of the Company?............................14
How much stock do directors and officers own?...............................15
Have there been any business transactions between any director or officer and the Company during the past year?.......................................15
Can I suggest an item for inclusion on next year's proxy statement?.........16

                                 PROXY STATEMENT

                              QUESTIONS AND ANSWERS



What is a voting card?
A voting card is like a written ballot. It is sometimes called a "proxy" card. When you instruct someone to vote your shares in a certain manner, the designated person then acts as your agent or "proxy" in casting your vote or giving your voting instructions.



What is a proxy statement?
This is a proxy statement. When the Company offers you the opportunity to vote as a stockholder or to give voting instructions, it must also give you certain information about the Company and the election. For example, the securities laws require that we furnish you with specific information about stock ownership and executive compensation. Much of that information is in this proxy statement. The balance of the financial and other information that we are required to give you can be found in the Company's 1998 Annual Report, Form 10-K.



Who will receive this proxy statement?
o Persons who own stock in their own names ("record holders") will receive a proxy statement and one or more voting cards, together with an envelope addressed to the Corporate Secretary. Record holders include current and former employees who bought stock in their own names, outside investors, and the ESOP and SARP trusts, which hold stock on behalf of participants in the plans. For record holders known to the Company to be participants in the ESOP, we will send your proxy statement with your ESOP materials.
o Participants in the Employee Stock Ownership Plan ("ESOP") will receive a proxy statement and voting card, together with an envelope addressed to the ESOP's ballot-counting agent.
o Participants in the Savings and Retirement Plan ("SARP") who hold a Company stock account will receive a voting card, together with an envelope addressed to the SARP's ballot-counting agent. We will send your proxy statement with your ESOP materials.



Who can vote?
All record holders can vote directly when they send in their voting cards. The ESOP Trust and SARP Trust own shares directly and will vote those shares in accordance with voting instructions received from their participants.



How can I vote shares in my ESOP or SARP account?
The ESOP voting card shows the number of shares allocated to your ESOP account as of December 31, 1998. The plan document designates participants as "named fiduciaries", which allows participants to give voting instructions for their shares. Your voting instructions, together with the instructions of all other participants who mail in their voting cards, will be counted on behalf of the ESOP Trustees to determine the proportion of votes "for" or "against" each nominee and the independent public accountants. Then the ESOP Trustees will vote all the shares in the ESOP, including those allocated to the accounts of other participants and those not yet allocated to individual accounts, in the same proportions "for" or "against" the respective matter, unless following the participant instructions would at the time be contrary to the laws governing such trusts, in which case the Trustees will vote the shares in accordance with the law.

The same process applies to your SARP voting card, except that the voting card reflects all the shares held in your SARP account as of the record date.

What happens if I do not vote my ESOP or SARP shares?
The plan documents provide that all shares are to be voted proportionately in the same ratio as votes are cast in actual voting instructions received. If you do not give voting instructions for shares in your account, the other participants who do give instructions will actually instruct the trustees how to vote them for you. On the other hand, if you do vote your shares, your vote will determine the voting of other shares as well, including a proportionate share of unallocated shares and the allocated shares which other participants do not vote.


What about my ESPP shares?
Participants in the payroll deduction Employee Stock Purchase Plan have their shares issued directly in their own names and are record holders. They vote those shares directly by sending in voting cards.


How do I vote?
Mark, sign, and date the enclosed voting card, and return it immediately in the enclosed envelope. If this is a joint account, both owners should sign the card. You should send all the voting cards in the envelope that came with the voting card. It is important to match the voting card with the correct envelope, because the voting instructions are counted by different parties.


How do I mark the voting card?
If you want to vote for the nominees for the Board of Directors, you may check the box marked "FOR". If you want to vote against all nominees, check the box marked "AGAINST" . If you want to vote against an individual nominee, write that person's name on the line below the words "WITHHOLD AUTHORITY". The words "withhold authority" really mean "against".

If you want to vote for ratification of Arthur Andersen LLP as independent public accountants, check the box marked "FOR". If you want to vote against ratification, check the box marked "AGAINST". If you do not want to vote on the matter, check the box marked "ABSTAIN".

If you do not mark any selections, your voting card will be voted for the election of the directors and for ratification of the independent public accountants.


Who will count the vote?

The Corporate Secretary counts the votes of record holders. The ESOP Trust and SARP Trust have hired ChaseMellon Shareholder Services, L.L.C. to count ESOP and SARP voting cards. The Trusts will vote the shares at the Annual Meeting.


How many votes are necessary to adopt a proposal?

Each share that is held by a record holder is equal to one vote. On May 24, 1999 (the "record date"), there were 10,035,164 shares outstanding, and each share carries one vote. Therefore, 3,345,055 shares will make up a quorum for the meeting. When a quorum is present, the meeting can carry on business. A majority of the total shares then represented at the meeting is necessary to pass an action. Because the ESOP Trust holds 7,311,131 shares, the mere presence of the ESOP Trustee voting those shares will constitute a quorum.

Is my vote confidential?
ESOP and SARP votes are confidential; the ballot-counting agency merely tells the Trustee the total number of shares voted for or against a matter. The Corporate Secretary will count votes cast by record holders, and those votes are not confidential.


What does it mean if I get more than one voting card?

You will get an ESOP voting card for your ESOP shares. If you hold stock in the SARP Company stock account, you will also get a SARP voting card for those shares. If you are also a record holder, you will receive a voting card for shares held directly in your name. Some record holders may receive more than one record holder voting card, because they hold shares in more than one account, such as through a joint account or trust account.

Who owns the Company's common stock?
If all outstanding options to buy shares were exercised and all shares currently
deferred  under  the  former   Restricted  Stock  Plan  were  issued,   this  is
approximately what our ownership would be:

Owners                                No. of shares              Percentage

ESOP Trust                              7,311,131                   63.9%
SARP Trust                                620,290                    5.4%
DynCorp directors and officers (1)(2)   2,008,260                   17.6%

Other current or former DynCorp
 employees                                859,747                    7.5%
       Outside investors                  634,043                    5.6%

       Total                           11,433,471

1. Does not include approximately 58,404 shares held in the ESOP and SARP Trusts on behalf of directors and officers.
2. See table on page 15 for more information.



Who pays for this proxy solicitation?
The cost of printing and mailing the Annual Report and this proxy statement to ESOP participants plus the cost of tabulating ESOP voting cards will be paid by the ESOP trust. The costs relating to SARP participants will be paid by the SARP trust. The Company will pay remaining costs.



How do I receive an Annual Report?
The ESOP is sending Annual Reports to ESOP participants with these proxy statements. Nearly all our record holders are also ESOP participants. For record holders who are not known to be ESOP participants, the Company is sending an Annual Report directly with this proxy statement. If you have not received an Annual Report through one of these methods, you may call the Corporate Secretary's office at (703) 264-9112, send a request by facsimile to (703) 264-9147, or send a message to him on internal e-mail (Hougen, Monty) or on the internet (hougenm@dyncorp.com).

Can I revoke or change my voting card?
If record holders want to change their vote, they can revoke their voting instructions by: (1) sending a written statement to the Corporate Secretary prior to the Annual Meeting; (2) submitting a properly signed replacement voting card with a later date to the Corporate Secretary; or (3) voting in person at the Annual Meeting. ESOP and SARP participants cannot change their voting instructions.



What directors am I voting on?
The first item on the ballot is the election of the following nominees for director.

The nominee for election for a one-year term is:

Russell E. Dougherty Director since 1989 General Dougherty, age 78, was an attorney with the law firm of McGuire, Woods, Battle & Boothe until his retirement in 1998. He is a retired General, United States Air Force, who served as Commander-in-Chief, Strategic Air Command and Chief of Staff, Allied Command, Europe. From 1980 until 1986, he served as Executive Director of the Air Force Association and Publisher of Air Force Magazine. He was formerly a member of the Defense Science Board; trustee of the Institute for Defense Analysis; and trustee of The Aerospace Corp.

The nominees for election for a three-year term are:

H. Brian  Thompson
Mr.  Thompson,  age 60, has served as Chairman and Chief
Executive Officer of Global TeleSystems Group, Inc. since March, 1999. He was Chairman and Chief Executive Officer of LCI International Inc. from 1991 until 1998 and Vice Chairman of Qwest Communications International Inc. from June until December, 1998. From 1981 to 1990, he was Executive Vice President, MCI Communications Corporation. He is a director of Bell Canada International Inc., PageNet do Brazil, and Golden Books Family Entertainment Inc. He is a member of the Listed Company Advisory Committee to the New York Stock Exchange Board of
Directors.  He has not served  previously  as a director of DynCorp.

Herbert S. Winokur,  Jr.                                   Director since 1988
Mr. Winokur,  age 55, served as Chairman of the Board from 1988 until 1997.
He is President, Capricorn Holdings, Inc. (an investment company), and the Managing Partner of Capricorn Investors, L.P. and Capricorn Investors II, L.P. He was formerly Senior Executive Vice President; Member, Office of the President; and Director, Penn Central Corporation. He is a director of ENRON Corp.; NAC Re Corp.; Mrs. Fields' Holdings, Inc.; The WMF Group, Ltd.; CCC Information Services Group Inc.; and Azurix Corp.

The nominees have consented to serve for their respective terms. If a nominee is unable to stand for election, the Board of Directors may, by resolution, provide for a lesser number of directors or designate a substitute. In the latter case, shares represented by proxies may be voted for a substitute director.



What are independent public accountants?
Independent public accountants audit the Company's financial statements each year, to assure that the information contained in the Annual Report is presented in accordance with generally accepted accounting principles. Representatives of the independent public accountants meet regularly with the Audit Committee of the Board of Directors, and the Audit Committee reviews their reports and findings. Arthur Andersen LLP is one of the largest such firms in the world, and it has provided this service to the Company for nearly 50 years. The Board of Directors has selected the firm to provide audit services to the Company again in 1999, on the advice of its Audit Committee, and recommends that you ratify that selection. Representatives of the independent public accountants are not expected to attend the Annual Meeting.



What is the purpose of my vote?
An affirmative vote of a majority of the shares represented at the meeting is necessary to elect a director, and an affirmative vote for the independent public accountants helps assure the Board that it is making suitable choice of accountants on behalf of the stockholders. Your Board of Directors recommends a vote FOR these nominees and FOR ratification. If a record holder does not send in a voting card or marks "withhold" or "abstain" on a voting card, that will have the same effect as voting against the matter. However, the ESOP Trust will vote all the shares held by the ESOP Trust, and the SARP Trust will vote all the shares held in the SARP Trust, proportionately in the same ratio as votes are cast in actual voting instructions received.



Who are the other directors? The other current directors are:

Dan R. Bannister Director since 1985 Mr. Bannister, age 68, is Chairman of the Board. He served as President of the Company from 1984 until 1997 and as Chief Executive Officer from 1985 until 1997. In 1997, he was elected Chairman of the Board. He retired as an active employee of the Company in April, 1999. He is a director of ITC Learning Corporation. His current term as a director expires in 2001.

T. Eugene Blanchard Director since 1988 Mr. Blanchard, age 68, served as Senior Vice President and Chief Financial Officer of the Company from 1979 until 1997, when he retired as an active employee. He is the Chairman of the Company's Employee Stock Ownership Plan Committee and a trustee of the Employee Stock Ownership Plan Trust. He is a director of Landmark Systems Corporation. His current term as a director expires in 2000.

Paul V. Lombardi Director since 1994 Mr. Lombardi, age 57, has served as President and Chief Executive Officer since 1997. He served as Chief Operating Officer from 1995 until 1997; as Executive Vice President from 1994 until 1997; as Vice President from 1992 until 1994; as President of Federal Sector from 1994 until 1995; and as President of Government Services Group from 1992 until 1994. He was Senior Vice President and Group General Manager, Planning Research Corporation from 1990 until 1992. He is a director of Avid Medical Systems, Inc. His current term as a director expires in 2000.

Paul G. Kaminski Director since 1997 Dr. Kaminski, age 56, also served as a director of the Company from 1988 until 1994. He is President and Chief Executive Officer of Technovation, Inc. (consulting and investment banking) and a Senior Partner in Global Technology Partners (merchant banking). He served in the United States Department of Defense as Under Secretary of Defense for Acquisition and Technology from 1994 until 1997. He was Chairman and Chief Executive Officer of Technology Strategies & Alliances (strategic partnership consulting) from 1993 until 1994. He is a director of Anteon Corporation; Condor Systems, Inc.; General Dynamics Corporation; DeCrane Aircraft Holdings, Inc.; Eagle Picher Technologies, LLC; and other, privately held companies. His current term as a director expires in 2001.

Dudley C. Mecum II Director since 1988 Mr. Mecum, age 64, is a Managing Director of Capricorn Holdings LLC (private investment company). He was a partner, G. L. Ohrstrom & Co., an investment firm, from 1989 until 1997. He served as Vice Chairman, Peat Marwick Mitchell & Co. From 1965 to 1985, except for the period from 1971 to 1973, when he served as Assistant Secretary of the Army
(Installations & Logistics). He is a director of Citigroup Inc.; Travelers Property Casualty Corp.; Lyondell Chemical Company; VICORP Restaurants, Inc.; Metris Companies Inc.; CCC Information Services Group Inc.; and Suburban Propane Partners LLP. His current term as a director expires in 2000.

David L. Reichardt Director since 1988 Mr. Reichardt, age 56, has served as Senior Vice President and General Counsel of the Company since 1986. He served as President of Dynalectric Company, a former subsidiary of the Company, from 1984 until 1986 and as Vice President and General Counsel of DynCorp from 1977 until 1984. His current term as a director expires in 2001.



Who are the other executive officers of the Company?
In addition to the above-named directors who also hold offices, the Company's executive officers are:

* Robert B. Alleger, Jr., age 53, Vice President, Aerospace Technology, has served in that capacity and as President of the Technical Services, formerly Aerospace Technology, business unit since 1996. He was Vice President, Systems Support Services, Lockheed Martin Services, Inc. from 1992 until 1996 and Vice President, Business Development, GE Government Services, General Electric Company from 1989 until 1992.

* John J. Fitzgerald, age 45, Vice President and Controller, has served in that capacity since 1997. He was Vice President and Controller, PRC, Inc. from 1992 until 1997; Chief Financial Officer and Treasurer of American Safety Razor Company from 1990 until 1992; Vice President and Controller of American Bank Stationery Company from 1988 until 1990; and Chief Financial Officer and Treasurer of Physician's Pharmaceutical Services, Inc. from 1986 until 1988.

* Patrick C. FitzPatrick, age 59, Senior Vice President and Chief Financial Officer, has served as Senior Vice President and Chief Financial Officer since 1997. He was Chief Financial Officer, American Mobile Satellite Corporation from 1996 until 1997; Senior Vice President and Chief Financial Officer of PRC Inc. from 1992 until 1996; and President and Chief Operating Officer of Oxford Real Estate Management Services from 1990 until 1992.

Paul T. Graham, age 32, Vice President and Treasurer, has served in that capacity since 1997. He was Finance Manager of the Company from 1992 until 1994, Assistant Treasurer from 1994 until 1997, and Director of Finance from 1995 until 1997.

* Gary  P.  Hobbs,  age  51,  President  of  DynCorp  Information  &  Enterprise
Technology, Inc., has served as President of the Information & Enterprise Technology business unit since August, 1998. He was President, Northrop Grumman Technical Services, Northrop Grumman Corporation from 1995 until 1998, and President, Applied Technology Division, Computer Sciences Corporation from 1993 until 1995.

H. Montgomery Hougen, age 64, Vice President and Secretary and Deputy General Counsel, has served as a Vice President since 1994 and as Corporate Secretary and Deputy General Counsel since 1984.

* Roxane P. Kerr, age 51, Senior Vice President, Human Resources and Administration, has served in that capacity since March, 1998. She was Vice President, Human Resources, North America, LucasVerity Plc from 1993 until 1998, and a private human resources consultant from 1992 until 1993.

* Marshall S. Mandell, age 56, Senior Vice President, Corporate Development, has served in that capacity since November, 1998. He served as Vice President, Business Development from 1994 until 1998 and as Acting President of the Information and Engineering Technology business unit from 1997 until 1998. He served as Vice President, Business Development, Applied Science Group from 1992 until 1994. He was Senior Vice President, Eastern Computers, Inc. from 1991 until 1992, and President, Systems Engineering Group, Ogden/Evaluation Research Corporation from 1984 until 1991.

Ruth Morrel, age 44, Vice President, Law and Compliance, has served in that capacity since 1994. She served as Group General Counsel from 1984 until 1994.

Henry H. Philcox, age 58, Vice President and Chief Information Officer, has served in that capacity since 1995. He was Chief Information Officer of the Internal Revenue Service from 1990 until 1995.

Robert G. Wilson, age 58, Vice President and General Auditor, has served in that capacity since 1985.

     * The persons designated by an asterisk, as well as the officers who are also directors, have been designated as "officers" for purposes of Rule 16a-1, issued under Section 16 of the Securities Exchange Act of 1934.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Securities Exchange Act requires certain officers and directors to file periodic reports of purchases and sales of the Company's stock to the Securities and Exchange Commission. The Company believes that all required persons filed all required reports under Section 16 of the Act in a timely manner.


Does the Board of Directors have any standing committees?
The Board of Directors has established several standing committees of directors. The description of those committees and their memberships are:

o Audit Committee: Provides oversight and review of the Company's accounting and financial functions and its financial reporting process.

o Business Ethics and Compliance Committee: Oversees the implementation and maintenance of, and assures corporate compliance with, a comprehensive business ethics and legal compliance program.

o Compensation Committee: Reviews, approves, and revises the Company's compensation policies, practices, and plans, including the appropriateness of salary, incentive compensation, stock option, and other benefit matters.

o    Executive Committee:  Acts for the Board of Directors between meetings.

o Nominating Committee: Provides the Board of Directors with recommendations concerning the qualifications of potential candidates for membership on the Board. The Committee may, but is not obligated to, consider written suggestions of potential candidates submitted by stockholders. Recommendations should be directed to the Chairman of the Board at the Company's address.



Membership roster:

Name                 Board of Directors     Audit       Business Ethics     Compensation     Executive    Nominating

Mr. Bannister             Chairman                                                            Member        Member
Mr. Blanchard              Member           Member          Member
Gen. Dougherty             Member                           Member             Member
Dr. Kaminski               Member                          Chairman            Member                       Member
Mr. Lombardi               Member                                                             Member
Mr. Mecum                  Member          Chairman         Member
Mr. Reichardt              Member
Mr. Winokur                Member                                             Chairman       Chairman      Chairman
No. of meetings in 1998:      4               5                4                 4               8            0


Each director attended all meetings of the Board of Directors and the various committees on which he served.


Who determines executive compensation amounts?
     The Compensation Committee of the Board of Directors sets policies and rates for executive compensation. The members of the Compensation Committee during 1998 were: Mr. Winokur, Chairman of the Committee; General Dougherty; and Dr. Kaminski.

What is the relationship between the members of the Compensation Committee and the Company?
None of the members of the Compensation Committee are, or were, current or former employees of or have a business or other relationship with the Company. No executive officer of the Company serves on the board of directors or compensation committee of any entity (other than subsidiaries of the Company) whose directors or executive officers served on the Board of Directors or Compensation Committee of the Company.


What reports must the Compensation Committee make about compensation?
     The following comments and several tables in this proxy statement pertain to certain "named executive officers". For this proxy statement, that term applies to Mr. Lombardi, President and Chief Executive Officer; Mr. Bannister, Chairman of the Board; Mr. Reichardt, Senior Vice President and General Counsel; Mr. FitzPatrick, Senior Vice President and Chief Financial Officer; and Mr. Mandell, Senior Vice President, Corporate Development.

What is our compensation philosophy?
Our compensation programs have been carefully designed to motivate our management team to create and maximize stockholder value. The linking of executive compensation with the returns realized by our stockholders has proven to be instrumental to our continued growth and performance. Our Compensation Committee consists of three independent non-employee directors who have the primary responsibility to administer executive compensation programs, policies and practices. DynCorp's executive compensation program consists of three elements: base pay, an annual incentive program, and a long-term incentive compensation program. The mix of short- and long-term incentives is continually reviewed to assure the proper linkage between executive rewards and stockholder returns.

How do we determine base pay?
The base pay of our executives is determined by individual performance and comparisons to executive compensation in the service, information technology, and general industry businesses.

How are annual bonuses determined?
The purpose of annual bonuses is to motivate and reward key executives for their achievement of pre-established, measurable objectives that have significant and direct impact on the overall success of the company and its business. At the beginning of the year, company and unit financial objectives, individual objectives, and target incentive award levels are established and confirmed in writing for each participant. At the conclusion of the year, the achievement of the specified financial objectives and individual objectives are scored and weighted for each participant according to established formulae to determine the actual bonus amount to be awarded.

How is compensation used to focus management on long-term value creation?
Stock options are granted by the Company to aid in the retention of key employees and to align the interests of management employees with those of the stockholders. Stock options have value for management employees only if the price of the Company's stock increases above the fair market value on the grant date and the employee remains in the Company's employ for the period required for the stock option to be exercisable, thus providing an incentive to remain in the Company's employ. Additionally, stock options directly link a portion of the management employee's compensation to the interests of stockholders by providing an incentive to maximize stockholder value.

                              By the Compensation Committee:
                              Herbert S. Winokur, Chairman
                              Russell E. Dougherty
                              Paul G. Kaminski



Are directors paid for their duties?
Directors who are also employees of the Company do not receive any additional compensation for their services as directors.

Directors who are not employees of the Company receive an annual retainer of $20,000 and an attendance fee of $1,000 for each meeting they attend. Members of the Audit, Business Ethics and Compliance, Compensation, and Executive Committees receive an annual retainer of $2,750 for serving on the committees and an attendance fee of $500 for each committee meeting they attend. The chairman of each committee other than the Audit Committee receives an additional annual retainer of $2,000, and the chairman of the Audit Committee receives an additional annual retainer of $3,000. In 1998, non-employee directors received an aggregate amount of $153,450 in retainers and fees, as a group. They are also reimbursed for related travel expenses.



Do directors receive other forms of compensation?
Directors have also received stock options under the Company's 1995 Stock Option Plan, discussed below. The Board awarded 5,000 stock options to each of Mr. Blanchard, General Dougherty, Dr. Kaminski, and Mr. Mecum in 1998, at an exercise price of $20.00 per share. Non-employee directors do not participate in other current benefit plans of the Company.

Because directors of the Company can incur personal liability for activities in connection with Company business, the Company purchases insurance to cover claims against its directors and officers and to cover losses incurred in the Company's indemnification of directors and officers as required or permitted by law. The directors and officers covered are the directors and officers of the Company and its subsidiaries. There is no allocation or segregation of the premium for specific subsidiaries or individual directors and officers.


What is the compensation of the named executive officers?


                           SUMMARY COMPENSATION TABLE


                                                                                     Long-Term
                                                                                   Compensation
                                                  Annual compensation                 Awards

Name and principal position      Year    Salary ($)     Bonus         Other         Securities         All other
                                                       ($) (1)        annual        underlying        compensation
                                                                   compen-sation options/SARs (#)       ($) (2)
             (a)                            (c)                        ($)              (g)
                                  (b)                    (d)           (e)                                (i)





Paul V. Lombardi                 1998       342,104       185,300            --                 --            14,283
   President & Chief             1997       332,789       160,000           177                 --             8,307
   Executive Officer             1996       279,614       148,000            --             90,000            10,742

Dan R. Bannister                 1998       233,025        25,000            --                 --           259,927
   Chairman of the Board         1997       275,481        25,000           174                 --            14,215
                                 1996       326,105       235,000            --            100,000            17,012

David L. Reichardt               1998       248,947       204,800            --                 --            16,706
   Senior Vice President &       1997       245,082        90,000           244                 --            11,738
   General Counsel               1996       219,464        99,000            --             75,000             9,179

Patrick C. FitzPatrick           1998       248,947       129,800            --                 --            10,896
   Senior Vice President &       1997       241,933        90,000            --            100,000            11,060
   Chief Financial Officer       1996            --            --            --                 --                --

Marshall S. Mandell              1998       212,724        97,300            --             40,000            10,854
   Vice President, Business      1997       204,248        73,300           364                 --            10,155
   Development                   1996       179,246        80,000            --             30,000             8,798



     (1) Column (d) reflects bonuses earned and expensed during year, whether paid during or after such year. Since 1996, 20% of executive bonuses have been paid in shares of Common Stock, valued at then-current market value.
     (2) Column (i) includes special, one-time payments to Mr. Bannister and each named executive officer's allocated share of Company's contribution to the ESOP and SARP and Company-paid portion of group-term and split-dollar life insurance premiums, computed according to Internal Revenue Service tables. These amounts are:




                            ESOP contributions ($)         SARP contributions ($)         Insurance Premiums ($)

Name                         1998      1997       1996      1998       1997     1996       1998       1997       1996

Mr. Lombardi                4,435     4,356      4,691     3,000      2,850      900      6,848      1,101      5,151

Mr. Bannister                  --        --      4,691     2,709      3,800    1,250      7,682     10,415     11,072

Mr. Reichardt               4,435     4,356      4,691     3,125      1,269      913      9,146      6,112      3,575

Mr. FitzPatrick             4,435     4,356         --     2,338      1,267       --      4,122      5,437         --

Mr. Mandell                 4,435     4,356      4,691     2,143      2,361    1,306      4,277      3,438      2,801




                                                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR


                                                  Individual Grants                             Potential realizable
                                                                                                  value at assumed
                                                                                                annual rates of stock
                                                                                               price appreciation for
                                                                                                     option term



         Name                Number of       Percent of total    Exercise or     Expiration      5% ($)      10% ($)
                            securities        options/ SARs       base price        date
                            underlying          granted to        ($/Share)
                           options/SARs        employees in
                            granted (#)        fiscal year
          (a)                   (b)                (c)               (d)             (e)          (f)          (g)


Mr. Lombardi                     0                 n/a               n/a             n/a          n/a          n/a

Mr. Bannister                    0                 n/a               n/a             n/a          n/a          n/a

Mr. Reichardt                    0                 n/a               n/a             n/a          n/a          n/a

Mr. FitzPatrick                  0                 n/a               n/a             n/a          n/a          n/a

Mr. Mandell                   40,000               7.8              20.00          3/16/08      377,400      956,100




                           AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES






                                                              Number of securities           Value of unexercised
                                                             underlying unexercised       in-the-money options/ SARs
                                                             options/SARs at fiscal         at fiscal year-end ($)
                                                                  year-end (#)
         Name           Shares acquired       Value               Exercisable/                   Exercisable/
                         on exercise(#)    realized ($)           Unexercisable                 Unexercisable
                              (b)
         (a)                                   (c)                     (d)                           (e)

Mr. Lombardi                   --               --                60,000         70,000        212,400        216,600

Mr. Bannister                  --               --                79,000         86,000        298,900        282,600

Mr. Reichardt                  --               --                45,000         55,000        151,500        163,500

Mr. FitzPatrick                --               --                20,000         80,000         10,000         40,000

Mr. Mandell                    --               --                19,500         63,000         68,250         75,500


                     SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The Company has established a Supplemental Executive Retirement Plan for certain senior executives, including the five named executive officers, whereby the individuals (or their beneficiaries) receive payments having an aggregate amount equal to 150% of the sum of their final annual salary rate plus their final target annual bonus, paid over the ten-year period following their normal retirement, disability retirement, and, in some cases, early retirement. Upon their death following such retirement, the individuals' beneficiaries also receive an additional aggregate lump-sum payment equal to one-half of the foregoing amount. In the event of their death prior to retirement, the individuals' beneficiaries receive, in lieu of the foregoing payments, an aggregate lump-sum payment equal to 100% of the sum of their final annual salary rate plus their final target annual bonus. The Company funds some of such payments through split-dollar life insurance policies.


Are there any employment contracts between the named executive officers and the Company?
Except for the change-in-control severance agreements described below, the Company's executives serve at the pleasure of the Board of Directors.

The Company has entered into change-in-control severance agreements with Messrs. FitzPatrick, Lombardi, Mandell, and Reichardt, (the "Severance Agreements"). Each Severance Agreement provides that certain benefits, including a lump-sum payment, will be triggered if the executive is terminated following a change in control of the Company, unless termination occurs under specific circumstances set forth in the Severance Agreements. A change in control would occur if the Company were to be substantially acquired by a new owner or if a majority of the Board of Directors were replaced. The Severance Agreements currently expire on December 31, 1999, but are subject to annual automatic renewal unless terminated by the Board of Directors. The amount of such lump-sum payment would be 2.99 times the sum of the executive's annual salary and average incentive compensation for the three prior years. Other benefits include payment of incentive compensation not yet paid for the prior year and a pro rata portion of incentive compensation awards for the current year, as well as immediate vesting of all unvested stock options. Each Severance Agreement also provides a reduction if the payment exceeds the amount the Company is entitled to deduct on its federal income tax return. The Severance Agreements also provide that the Company will reimburse the individual for legal fees and expenses incurred by the executive in enforcing his rights under the Severance Agreements.



What is the Board's policy about stock ownership by executives?
In 1995, the Board of Directors established the DynCorp Equity Target Ownership Policy ("ETOP"). The ETOP applies to all employees in bands 1 through 4 of the Executive/Senior Management Compensation Program, including the named executive officers. The ETOP implements the Compensation Committee's belief that significant stock ownership by management employees will provide an incentive for those managers to improve stockholder value over the long term. This will benefit the managers as well as all stockholders. The ETOP establishes goals of stock ownership based on individual levels of compensation. It provides that the aggregate value of shares owned directly by the individuals or held on their behalf in various plans, like the ESOP and SARP, be at least as great as the following multiples of their base annual salary:

          Base salary rate of:                      required value of holdings:
          Chief Executive Officer                      4.0 times base salary
          $300,000 or more                             3.0 times base salary
          $200,000 to $299,999                         2.5 times base salary
          less than $200,000                           1.5 times base salary

If an executive subject to the ETOP purchases a block of 1,000 shares or more on the Company's Internal Stock Market in the course of meeting ETOP targets, the purchaser receives a special bonus payment equal to 7 1/2% of the purchase price, which is intended to have an after-tax effect similar to a purchase of the shares through the Employee Stock Purchase Plan mentioned below.



How do employees acquire stock?
The Company has provided several additional ways for its employees, including the named executive officers and other employees subject to the ETOP, to acquire stock.

o The Employee Stock Ownership Plan ("ESOP") is the Company's principal retirement program for substantially all its non-union employees. The Company makes regular contributions to the ESOP Trust each year. The ESOP Trust uses these contributions to buy shares of the Company's stock. Shares purchased during the year are allocated, as of the end of the year, to the accounts of all participants based on annual compensation. Current contribution levels are approximately 3% of compensation. Vesting in the shares occurs over the first four years of employment.

     o The Savings and Retirement Plan ("SARP") is a tax-deferred (401(k)) retirement plan open to substantially all employees. Participants may defer receipt of a portion of their compensation, limited to the maximum amount of $10,000 per year in the case of the named executive officers. The Company contributes such amounts to the Trust on their behalf. The investment options for participants include a Company stock fund, as well as 13 T. Rowe Price investment funds. The Company matches investments in the Company stock fund. For the first 1% of an employee's pay so invested, the Company contributes an equal amount. For the next 4% of pay so invested, the Company contributes one-fourth of such amount. In 1998, the Trust acquired shares for such investments and the Company-match portion by purchase on the Company's Internal Stock Market. The salary deferral portion is always vested. Vesting in the Company-match portion occurs on the earlier of termination of employment because of normal retirement, death, or disability or completion of one year of employment.

  o The Executive Incentive Plan ("EIP") is the bonus compensation plan for corporate officers and other key executives, including the named executive officers. Each participant's performance for the year is measured against certain individual criteria and the Company's performance for the year. Following such measurement, the Compensation Committee determines the amount of bonuses payable to the participants. Twenty percent of these EIP payments, net of taxes, is made in shares of stock, valued at the then-current market price.

o The Employee Stock Purchase Plan ("ESPP") is a tax-qualified employee stock purchase plan. All employees can participate in the ESPP. They may contribute a portion of their salary, at rates not to exceed $450 per week, on an after-tax basis. The contributions are used to purchase stock on their behalf in the Company's Internal Stock Market. The Company contributes an amount equal to 5% of each individual's deferrals to purchase additional shares on their behalf. The purchaser must hold ESPP-purchased shares for at least one year.

     o The 1995 Stock Option Plan is a non-qualified (for income tax purposes) stock option plan. Key managers, including the named executive officers, may receive stock options from time to time. A stock option permits them to purchase a certain number of shares over a period of seven years, at the market price in effect at the time of the grant. Options vest in equal increments over the next five years (the next four years for options granted after March 5, 1998), if the participant remains an employee for the full vesting period. When a portion of the option vests, the participant may exercise the option by payment of the exercise price. The difference between the exercise price and the market value of the shares at time of exercise is taxable as salary-type income. If the participant leaves the Company because of normal retirement, death, or disability, all the options vest immediately. Vested options may be exercised over a six- or twelve-month period following such termination. If employment is terminated for other reasons, options are normally forfeited.

o The 1999 Long-Term Incentive Stock Plan is a performance-based stock and cash incentive plan, under which the Compensation Committee may grant stock options, stock appreciation rights, restricted stock, and other stock-based grants and awards, as determined by the Compensation Committee.




How does our stock performance compare with others?
The following chart shows a comparison of the theoretical returns on an investment of $100 in Company stock on December 31, 1993, using the valuation price established by the Board of Directors for purposes of a former Stockholders Agreement and the Internal Stock Market, with a similar $100 theoretical investment in each of the NASDAQ composite index and a composite of 20 other Government technical services companies on the same date. The chart shows the comparable value in dollars of each such investment, as of the end of each of the following five years.



Who are the largest stockholders of the Company?
As of May 24, 1999, 10,032,164 shares of common stock, which is the only class of voting securities of the Company, were outstanding. The following table presents information as of May 24, 1999, concerning the largest stockholdings, including the only beneficial owners of five percent or more of the outstanding shares of the Company's common stock.

    Name and address of                    Amount & nature of      Percent of
     beneficial owner                         ownership               shares

DynCorp Employee Stock Ownership Plan Trust    7,311,131               72.9%
c/o DynCorp                                    Direct
2000 Edmund Halley Dr.
Reston, VA  20191-3436

DynCorp Savings and Retirement Plan Trust        620,290                6.2%
c/o DynCorp                                      Direct
2000 Edmund Halley Dr.
Reston, VA  20191-3436


     (1) The Trusts hold these shares for the accounts of approximately 33,200 participants, in the case of the ESOP, and approximately 3,558 participants, in the case of the SARP. The Trustees vote the shares in accordance with instructions received from participants.

     (2) The Company provides administration for, and periodically contributes funds to, the Plans

How much stock do directors and officers own?
The following table presents information as of May 24, 1999, concerning the beneficial ownership of the Company's common stock by nominees, directors, and named executive officers and all directors and officers as a group. Shares include those held on behalf of the individuals in the ESOP and SARP.



                                                        Amount & nature of ownership

Name and title of beneficial owner           Outstanding     Obtainable       Total                 Percent of
                                               shares        shares (1)                             shares (2)

D. R. Bannister                                    259,756        164,711      424,467  Direct        }3.8%
    Chairman of the Board & Director                 9,615                       9,615  Indirect

T. E. Blanchard                                     50,384         46,800       97,184  Direct        }1.3%
    Director                                        52,631  (3)                 52,631  Indirect

R. E. Dougherty                                      4,000              0        4,000  Direct          *
    Director

P. C. FitzPatrick                                    2,272         30,000       32,272  Direct        } *
    Senior Vice President & Chief                    3,859                       3,859  Indirect
    Financial Officer

P. G. Kaminski                                           0          1,000        1,000  Direct          *
    Director

P. V. Lombardi                                      24,679         78,000      102,679  Direct        } *
    President, Chief Executive Officer &             7,276                       7,276  Indirect
    Director

M. S. Mandell                                        5,277         35,500       40,777  Direct        } *
    Senior Vice President, Corporate                 2,981                       2,981  Indirect
    Development

D. C. Mecum II                                       2,825              0        2,825  Direct          *
    Director

D. L. Reichardt                                     38,738         60,000       98,738  Direct        } *
    Senior Vice President, General                   7,628                       7,628  Indirect
    Counsel & Director

H. Brian Thompson                                        0              0            0      -           *
    Nominee

H. S. Winokur, Jr.                                  35,639              0       35,639  Direct        }3.9%
    Director                                       409,773                     409,773  Indirect


All directors and officers as a group              483,824        484,436      968,260  Direct        }13.1%
                                                   524,430                     524,430  Indirect



     (1) Shares which could be obtained as a result of exercise of all options vested now or due to vest in the next 60 days and expiration of restricted stock deferral periods due to expire within the next 60 days.
     (2) Percentages include aggregate direct and indirect shares. An asterisk indicates that beneficial ownership is less than one percent of the class.
     (3) Mr. Blanchard disclaims beneficial ownership of 40,000 shares owned by his spouse.


Have there been any business transactions between any director or officer and the Company during the past year?

Mr. Blanchard serves as Chairman of the Administrative Committee for the Company's Employee Stock Ownership Plan and as a Trustee of the Employee Stock Ownership Plan Trust. He is compensated at an hourly fee rate and is reimbursed for expenses. Total fees paid in 1998 were $55,650.
Can I suggest an item for inclusion on next year's proxy statement?
An eligible stockholder who wants to have a qualified proposal considered for inclusion in the proxy statement for the 2000 Annual Meeting of Stockholders must notify the Corporate Secretary of the Company, 2000 Edmund Halley Drive, Reston, Virginia 20191 of that desire. The proposal must be received at the Company's offices no later than March 17, 2000. In order to be eligible to submit a proposal, the stockholder must have been a registered or beneficial owner of at least one percent of the Company's common stock or stock with a market value of $1,000 for at least one year prior to submitting the proposal, and the stockholder must continue to own such stock through the date on which the meeting is held.